UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, For Use by the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Under Rule 14a-12

WELLS FARGO FUNDS TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies: N/A

(2) Aggregate number of securities to which transaction applies: N/A

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): N/A

(4) Proposed maximum aggregate value of transaction: N/A

(5) Total fee paid: N/A

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid: N/A

(2) Form, Schedule or Registration Statement No.: N/A

(3) Filing Party: N/A

(4) Date Filed: N/A

Notes:

Wells Fargo Funds

Wells Fargo Funds® Important Proxy Information

Please take a moment to read.

The enclosed document is a Proxy Statement with proposals concerning certain Wells Fargo Funds. The information below highlights the principal aspects of the proposals, which are subject to a shareholder vote.

We encourage you to read the full text of the enclosed Proxy Statement.

What am I being asked to vote on?

There are two proposals that shareholders of certain Wells Fargo Funds are being asked to vote on.

Proposal 1—The Board of Trustees of Wells Fargo Funds has unanimously approved the reorganization of four Wells Fargo Funds (the “Target funds”) into four other Wells Fargo Funds (the “Acquiring funds”). Wells Fargo Funds Management, LLC (“Funds Management”) will pay all the expenses of each reorganization. The Target funds and Acquiring funds are indicated in the table below:

Target Funds	Acquiring Funds
Wells Fargo Growth Fund	Wells Fargo Large Company Growth Fund
Wells Fargo Income Fund	Wells Fargo Montgomery Total Return Bond FundSM
Wells Fargo Index Allocation Fund	Wells Fargo Asset Allocation Fund
Wells Fargo Limited Term Government Income Fund	Wells Fargo Montgomery Short Duration Government Bond FundSM

Proposal 2—The Board of Trustees of Wells Fargo Funds has unanimously approved three separate sub-advisory agreements with Artisan Partners, L.P., LSV Asset Management and New Star Institutional Managers Limited (together, the “New Sub-advisers”) on behalf of the Wells Fargo International Equity Fund.

Why has the Board of Trustees recommended that I vote in favor of the reorganization (Proposal 1)?

Among the factors the Board considered in reaching its conclusion that each reorganization will benefit shareholders, the Board considered the following factors:

•	The combined Funds will have potentially greater investment opportunities and market presence.
•	The reorganization will eliminate duplicative expenses and can reduce associated operational costs.
•	The combined Funds are expected to have enhanced viability due to a larger asset base. A larger asset base also can lead to lower expense ratios.
•	The Acquiring Funds have better comparative performance or yield than the Target Funds over most measurement periods and, in Funds Management’s view, potential for better performance opportunities going forward.
•	The reorganization is expected to be tax-free for federal income tax purposes.

Continued on inside cover…

Why has the Board of Trustees recommended that I vote in favor of the New Sub-advisers change for the International Equity Fund (Proposal 2)?

The Board believes that managing the Fund’s assets with multiple managers, each with a distinct yet complementary investment style, may result in better performance and more stable returns for the Fund over time. The Board considered the historical investment results of the Fund with those of other funds and accounts managed by the New Sub-advisers using their respective investment style or strategies. The Board also considered that the New Sub-advisers’ investment styles and strategies compared favorably in terms of lower risk exposure, reduced transaction costs and improved tax efficiency.

Which proposals am I being asked to approve?

Shareholders of the four Target Funds—Wells Fargo Growth Fund, Wells Fargo Income Fund, Wells Fargo Index Allocation Fund and Wells Fargo Limited Term Government Income Fund—and shareholders of the Wells Fargo International Equity Fund are being asked to approve the proposal(s) affecting any Fund(s) they own.

Whom should I call with questions about the voting process?

If you have any questions about the proxy materials, or the Proposals, please call your trust officer, investment professional, or Wells Fargo Funds Investor Services at 1-800-222-8222. If you have any questions about how to vote your shares, or if you would like to do so by telephone, you may call 1-800-714-3305.

NOT FDIC INSURED • NO BANK GUARANTEE • MAY LOSE VALUE

Wells Fargo Funds Management, LLC, a wholly-owned subsidiary of Wells Fargo & Company, provides investment advisory and administrative services for the Wells Fargo Funds. Other affiliates of Wells Fargo & Company provide sub-advisory and other services for the Funds. The Funds are distributed by Stephens Inc., Member NYSE/SIPC. Wells Fargo & Company and its affiliates are not affiliated with Stephens Inc.

Wells Fargo Funds

www.wellsfargofunds.com